                                                FILED PURSUANT TO RULE 424(b)(2)
                                                   REGISTRATION NUMBER 333-29485

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 19, 1997)

                                698,752 SHARES

                     HEALTH CARE PROPERTY INVESTORS, INC.

                                 COMMON STOCK

                               ----------------

  Health Care Property Investors, Inc. (the "Company") was organized to qualify as a real estate investment trust ("REIT") to invest in health care related real estate located throughout the United States, including long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings, physician group practice clinics and psychiatric facilities.

  The Company's common stock (the "Common Stock") is listed on the New York Stock Exchange (the "NYSE") under the symbol HCP. On April 23, 1998, the closing sale price of the Common Stock, as reported by the NYSE, was $35.0625. The Company has paid regular quarterly distributions to holders of its Common Stock. See "Price Range of Common Stock and Dividends." In order to maintain its qualification as a REIT for federal income tax purposes, the number of shares of Common Stock that may be owned by any single person or affiliated group is restricted. See "Description of Common Stock--Transfer Restrictions, Redemption and Business Combination Provisions" in the accompanying Prospectus.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
               RELATES.  ANY REPRESENTATION TO THE CONTRARY
                 IS A CRIMINAL OFFENSE.

  The Underwriter has agreed to purchase the shares of Common Stock offered hereby from the Company at a price of $33.2217 per share, resulting in aggregate proceeds to the Company of $23,213,729 before payment of expenses by the Company estimated to be $250,000, subject to the terms and conditions set forth in the Purchase Agreement. See "Underwriting." The Underwriter intends to deposit the shares of Common Stock, valued at the last reported sale price, with the trustee of Equity Investor Fund Cohen & Steers Realty Majors Portfolio (A Unit Investment Trust) (the "Trust") in exchange for units of the Trust. The units of the Trust will be sold to investors at a price based upon the net asset value of the securities in the Trust. For purposes of this calculation, the value of the shares of Common Stock as of the evaluation time for units of the Trust on April 23, 1998 was $35.0625 per share. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

                               ----------------

  The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York, New York on or about April 29, 1998.

                               ----------------

                              MERRILL LYNCH & CO.

                               ----------------

           The date of this Prospectus Supplement is April 23, 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF SHARES OF COMMON STOCK TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following information contained in this Prospectus Supplement Summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference.

                                  THE COMPANY

  Health Care Property Investors, Inc. (the "Company"), a Maryland corporation, was organized in March 1985 to qualify as a real estate investment trust ("REIT"). The Company invests in health care related real estate located throughout the United States, including long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings, physician group practice clinics and a psychiatric facility. Having commenced business about 13 years ago, the Company today is the second oldest REIT specializing in health care real estate and is the third largest health care REIT in terms of market value of common stock. The market value of the Company's common stock (the "Common Stock"), which is traded on the New York Stock Exchange ("NYSE") under the ticker symbol HCP, was approximately $1.1 billion as of April 23, 1998.

  The Company's annualized return on its Common Stock, assuming reinvestment of dividends and before income taxes, is approximately 20% over the period from its initial public offering in May 1985 through December 31, 1997. The Company believes that it has had an excellent track record in attracting and retaining key employees. The Company's five executive officers have worked with the Company on average for 12 years.

  As of December 31, 1997, the gross acquisition price of the Company's 244 leased or mortgaged properties (the "Properties"), including partnership acquisitions and mortgage loan acquisitions, was approximately $1.1 billion. The Company's portfolio of Properties, including equity investments, is comprised of 135 long-term care facilities, 72 congregate care and assisted living facilities, eight acute care hospitals, six rehabilitation facilities, 19 medical office buildings, three physician group practice clinics and one psychiatric care facility.

                              RECENT DEVELOPMENTS

  First Quarter Results. The Company's net income applicable to common shares for the three months ended March 31, 1998 totaled $16.3 million or $.54 of basic earnings per share of Common Stock on revenue of $36.3 million, compared to $17.1 million or $.60 per share on revenue of $30.9 million for the three months ended March 31, 1997. Included in net income applicable to common shares and basic earnings per share for the three months ended March 31, 1997 is a gain on the sale of real estate properties of approximately $2 million, or $0.07 per share of Common Stock. For the three months ended March 31, 1998, Funds from Operations ("FFO") increased to $22.7 million from $20.4 million for the three months ended March 31, 1997.

                                  THE COMPANY

  The Company was organized in March 1985 to qualify as a REIT. The Company invests in health care related real estate located throughout the United States, including long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings, physician group practice clinics and a psychiatric facility. Having commenced business about 13 years ago, the Company today is the second oldest REIT specializing in health care real estate and is the third largest health care REIT in terms of market value of common stock. The market value of the Company's Common Stock, which is traded on the NYSE under the ticker symbol HCP, was approximately $1.1 billion as of April 23, 1998.

  The Company's annualized return on its Common Stock, assuming reinvestment of dividends and before income taxes, is approximately 20% over the period from its initial public offering in May 1985 through December 31, 1997. The Company believes that it has had an excellent track record in attracting and retaining key employees. The Company's five executive officers have worked with the Company on average for 12 years. Since receiving its initial senior debt rating of Baa1/BBB by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("Standard & Poor's"), respectively, in 1986, the Company has historically maintained or improved its ratings. Currently, its senior debt is rated Baa1/BBB+/A- by Moody's, Standard & Poor's and Duff & Phelps Credit Rating Co. ("Duff & Phelps"), respectively.

  As of December 31, 1997, the gross acquisition price of the Company's Properties, including partnership acquisitions and mortgage loan acquisitions, was approximately $1.1 billion. The Company's portfolio of Properties, including equity investments, is comprised of 135 long-term care facilities, 72 congregate care and assisted living facilities, eight acute care hospitals, six rehabilitation facilities, 19 medical office buildings, three physician group practice clinics and one psychiatric care facility. As of December 31, 1997, the Company owned an interest in 220 Properties located in 39 states of which 213 are leased or subleased pursuant to long-term leases (the "Leases") to 53 health care providers (the "Lessees"), including affiliates of Beverly Enterprises, Inc. ("Beverly"), Columbia/HCA Healthcare Corporation ("Columbia"), Emeritus Corporation ("Emeritus"), HealthSouth Corporation ("HealthSouth"), Tenet Healthcare Corporation ("Tenet") and Vencor, Inc. ("Vencor"). The remaining seven properties are medical office buildings with multiple tenant leases. Of the Lessees, only Vencor accounts for more than 10% of the Company's revenue for the year ended December 31, 1997. The Company also holds mortgage loans (the "Loans") on 24 properties that are owned and operated by 12 health care providers including Beverly, Columbia and Tenet.

  The initial base rental rates of the Leases entered into by the Company during the three years ended December 31, 1997 have generally ranged from 9% to 12% per annum of the acquisition price of the related Property. Rental rates vary by Lease, taking into consideration many factors, including, but not limited to, credit worthiness of the Lessee, operating performance of the facility, interest rates at the commencement of the Lease, and location, type and physical condition of the facility. Most of the Leases provide for additional rents which are based upon a percentage of increased revenue over specific base period revenue of the leased Properties. Initial interest rates on Loans held by the Company and entered into during the three years ended December 31, 1997 have generally ranged from 9% to 12% per annum. Certain Leases and Loans have annual fixed rent or interest increases while others have rent or interest increases based on inflation indices or other factors. Additional rents and interest received for the years ended December 31, 1997, 1996 and 1995 were $21.1 million, $20.9 million and $18.1 million, respectively. The primary or fixed terms of the Leases generally range from 10 to 15 years, and generally have one or more five-year (or longer) renewal options. The average remaining base lease-term on the Company's portfolio of Properties is approximately eight years; the average remaining term on the Loans is approximately 10 years. Obligations under the Leases, in most cases, have corporate parent or shareholder guarantees; 120 Leases and Loans covering 14 facilities are backed by irrevocable letters of credit from various financial institutions which cover from three to 18 months of Lease or Loan payments. The Lessees and mortgagors are required to renew such letters of credit during the Lease or Loan term in amounts which may change based upon the passage of time, improved operating cash flows or improved credit ratings.

  As of December 31, 1997, the Company's portfolio of Properties was operated by 59 operators in 40 states. Listed below are the Company's major operators, the number of facilities operated by these operators, and the percentage of annualized revenue for the year ended December 31, 1997 from these operators and their subsidiaries:

                                                                    PERCENTAGE
                                                                   OF ANNUALIZED
     OPERATORS                                          FACILITIES    REVENUE
     ---------                                          ---------- -------------
     Vencor............................................     51           16%
     HealthSouth.......................................      6            9
     Emeritus..........................................     23            8
     Beverly...........................................     25            7
     Tenet.............................................      3            6
     Columbia..........................................     12            6

  Lessees of 51 of the Company's 244 Properties are subsidiaries of Vencor (formerly subsidiaries of The Hillhaven Corporation). Based upon public reports, Vencor's revenue and net income for the year ended December 31, 1997 were approximately $3.1 billion and $130.9 million, respectively; and Vencor's total assets and stockholders' equity as of December 31, 1997 were approximately $3.3 billion and $905.4 million, respectively.

  Through 1997, Tenet was financially responsible to the Company under a guarantee through the lease term on four Properties, including the three Properties leased to subsidiaries of Tenet. In addition, Tenet has guaranteed all of the Properties leased to Vencor. However, as part of an agreement reached between Tenet and the Company during the fourth quarter of 1997, Tenet will no longer guarantee the rental revenue on the Vencor facilities beyond the base term of the leases. During 1997, one such lease expired and 14 more will expire during 1998. Tenet is one of the nation's largest health care services companies, providing a broad range of services through the ownership and management of health care facilities. Based upon public reports, for the six months ended November 30, 1997, Tenet reported net operating revenue and net income of approximately $4.8 billion and $254 million, respectively. At November 30, 1997, Tenet's total assets and shareholders' equity were approximately $12.1 billion and $3.5 billion, respectively. Based on public reports, for the year ended May 31, 1997, Tenet reported net operating revenue and net loss of approximately $8.7 billion and $254 million, respectively, and total assets and shareholders' equity of approximately $11.7 billion and $3.2 billion, respectively.

  The Company leases 15 facilities to Beverly. In addition, it is providing a mortgage loan to Beverly that is secured by 10 facilities. Based upon public reports, Beverly's net operating revenue and net income for the year ended December 31, 1997 were approximately $3.2 billion and $58.6 million, respectively; and Beverly's total assets and stockholders' equity as of December 31, 1997 were approximately $2.1 billion and $862.5 million, respectively.

  The Company separately concluded agreements with Tenet and Beverly in the fourth quarter of 1997 that result in their forbearance or waiver of certain renewal and purchase options and related rights of first refusal on facilities currently leased to Vencor and Beverly. Options and related rights of first refusal on up to 51 facilities operated by Vencor and eight facilities operated by Beverly are covered under the agreements. As part of these agreements, continued ownership of the facilities will remain with the Company.

  The Company leases six rehabilitation hospitals to HealthSouth (which include the three rehabilitation hospitals previously operated by Horizon discussed below). Based on public reports, HealthSouth's revenue and net income for the year ended December 31, 1997 were approximately $3.0 billion and $330.6 million, respectively. HealthSouth's total assets and stockholders' equity as of December 31, 1997 were approximately $5.4 billion and $3.2 billion, respectively.

  During 1997, the Company had leased eight facilities to Horizon/CMS Healthcare Corporation ("Horizon"), including the three rehabilitation hospitals described above, four long-term care facilities and one congregate care facility. HealthSouth purchased Horizon in October 1997, and subsequently sold Horizon's long-term and congregate care operations to Integrated Health Services ("IHS"). These operations included four long-term care facilities and one congregate care facility which are now leased to IHS by the Company.

  The Company holds Loans which initially totaled $34.5 million and which are secured by one hospital and two medical office buildings operated by a wholly owned subsidiary of Columbia. At December 31, 1997, the Company has provided or has committed to provide approximately $44 million in acquisition or construction funds for eight medical office buildings which are leased by HealthTrust, a wholly owned subsidiary of Columbia. All of these medical office buildings have been completed with the exception of initial tenant improvements. In addition, Columbia leases one other medical office building. Based upon public reports, Columbia's revenue and net loss for the year ended December 31, 1997 were approximately $18.8 billion and $305 million, respectively; and Columbia's total assets and stockholders' equity as of December 31, 1997 were approximately $22.0 billion and $7.3 billion, respectively. According to published reports, Columbia recently has been the subject of various significant government investigations regarding its compliance with Medicare, Medicaid and other programs. The following is derived from public reports distributed by Columbia: While it is too early to predict the outcome of any of the on-going investigations or the initiation of any additional investigations, were Columbia to be found in violation of federal or state laws relating to Medicare, Medicaid or other programs, Columbia could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Columbia's senior debt ratings remain investment grade, but have recently been reduced by Moody's to Baa2 and by Standard and Poor's to BBB.

  The Company leases 19 assisted living and congregate care facilities and three long-term care facilities to Emeritus. Based on public reports, Emeritus' total operating revenue and net loss for the year ended December 31, 1997 were approximately $117.8 million and $28.2 million, respectively. Emeritus' total assets and shareholders' equity at December 31, 1997 were $228.6 million and $1.2 million, respectively.

  Vencor, Tenet, Beverly, HealthSouth, Columbia and Emeritus are subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and accordingly file periodic financial statements on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All of the financial and other information presented herein with respect to such companies was obtained from such public reports.

  Since 1987, the Company has committed to the development of 44 facilities, including five rehabilitation hospitals, 24 congregate care and assisted living facilities, five long-term care facilities, three acute care hospitals and seven medical office buildings representing an aggregate investment of approximately $335 million. As of December 31, 1997, costs of approximately $248.1 million have been funded and 32 facilities have been completed. The completed facilities comprise five rehabilitation hospitals, 13 congregate care and assisted living facilities, five long-term care facilities, two acute care hospitals and seven medical office buildings. The 12 remaining development projects are scheduled for completion in 1998 and 1999. Simultaneously with the commencement of each of these development programs and prior to funding, the Company enters into a lease agreement with the developer/operator. The base rent under the lease is generally established at a rate equivalent to a specified number of basis points over the yield on the 10 year United States Treasury note at the inception of the lease agreement.

  References herein to the Company include Health Care Property Investors, Inc. and its majority-owned subsidiaries, unless the context otherwise requires. The Company's principal offices are located at 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660, and its telephone number is (949) 221-0600.

                              HEALTH CARE REFORM

  The health care industry is facing various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. The pressure to control health care costs intensified during 1994 and 1995 as a result of the national health care reform debate and has continued into 1997 as Congress attempts to slow the rate of growth of federal health care expenditures as part of its effort to balance the federal budget. For example, the Balanced Budget Act of 1997 adopted a variety of changes to the Medicare and Medicaid programs which may have an effect upon the revenues of the operators of Properties owned by the Company. These changes, which will be implemented at various times, include (i) the adoption of the Medicare+Choice program, which expands the Medicare beneficiaries' choices to include traditional Medicare fee-for-service, private fee-for-service medical savings accounts, various managed care plans, and provider sponsored organizations, among others, (ii) the expansion and restriction of reimbursement for various Medicare benefits, (iii) the freeze in hospital rates in 1998 and more limited annual increases in hospital rates for 1999-2002, (iv) the adoption of a prospective pay system for skilled nursing facilities, home health agencies, hospital outpatient departments, and rehabilitation hospitals, (v) the repeal of the Boren amendment in Medicaid so that states have the exclusive authority to determine provider rates and providers have no federal right of action, (vi) the reduction in Medicare disproportionate share payments to hospitals, and (vii) the removal of the $150,000,000 limit on tax-exempt bonds for nonacute hospital capital projects. In addition, the Balanced Budget Act of 1997 strengthens the anti-fraud and abuse laws to provide for stiffer penalties for fraud and abuse violations.

  In addition to the reforms enacted and considered by Congress from time to time, state legislatures periodically consider various health care reform proposals. Congress and state legislatures can be expected to continue to review and assess alternative health care delivery systems and payment methodologies and public debate of these issues can be expected to continue in the future. These changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors and may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may impact the Company in different ways.

  Spending in the U.S. health care industry during 1997 was estimated by the Congressional Budget Office at approximately $1.085 trillion, representing 13.4% of Gross Domestic Product. The Company believes that government and private efforts to contain or reduce health care costs will continue. These trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by some of the Company's Lessees. The Company believes that the vast nature of the health care industry, the financial strength and operating flexibility of its operators and the diversity of its portfolio will mitigate the impact of any such diminution in reimbursements. However, the Company cannot predict whether any of the above proposals or any other proposals will be adopted and, if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on the Company's financial condition or results of operations.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Common Stock offered hereby, estimated to be approximately $23.0 million, are intended to be used by the Company to acquire additional properties or repay borrowings outstanding under the Company's revolving lines of credit. The Company's revolving lines of credit had a balance as of December 31, 1997 of $66.9 million, with a weighted average interest rate of 5.91%.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Company's Common Stock is listed on the NYSE under the symbol HCP. Set forth below for the fiscal quarters indicated are the reported high and low sales prices per share of the Company's Common Stock as reported on the NYSE Composite Tape for the periods indicated and the cash dividends per share paid in such periods. The closing sale price of the Common Stock on the NYSE on April 23, 1998 was $35.0625 per share.

                                                  STOCK PRICE
                                                  ---------------     DIVIDENDS
                                                   HIGH      LOW        PAID
                                                  ------    -----     ---------
   1996
   First Quarter.................................   35 5/8    31 1/2    0.56
   Second Quarter................................  34         30 1/2    0.57
   Third Quarter.................................   34 3/4    32 5/8    0.58
   Fourth Quarter................................   37 3/4    32 1/4    0.59
   1997
   First Quarter.................................   37 3/8    32 7/8    0.60
   Second Quarter................................   36 1/8    31 7/8    0.61
   Third Quarter.................................   38 3/4    35 1/4    0.62
   Fourth Quarter................................   40 3/8    37 3/16   0.63
   1998
   First Quarter.................................    40       35 1/2    0.64
   Second Quarter (through April 23).............    37       35 1/16     --

  On April 23, 1998, the Company declared a quarterly cash dividend for the first quarter of 1998 of $0.65 per share of Common Stock. As of April 21, 1998 there were approximately 1,549 stockholders of record and in excess of 41,000 beneficial stockholders of the Company's Common Stock.

  It has been the Company's policy to declare dividends to the holders of its shares of Common Stock so as to comply with applicable sections of the Internal Revenue Code governing REITs.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                          TO HOLDERS OF COMMON STOCK

  The following summary of certain federal income tax considerations to holders of Common Stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of Common Stock will vary depending upon his or her particular situation, and this summary does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers of Common Stock in light of such purchasers' particular investment or tax circumstances, or to certain types of purchasers subject to special treatment under the federal income tax laws, including, without limitation, life insurance companies, certain financial institutions, broker-dealers, stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "--Taxation of Tax-Exempt Stockholders"), or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective purchasers of Common Stock, which may not conform to the discussion of the federal income tax considerations below.

  This discussion does not address any aspects of federal income taxation to the Company relating to its election to be taxed as a REIT. A summary of certain federal income tax considerations to the Company is provided in the Prospectus.

  The discussion set forth below assumes the Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended ("the Code"). If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for dividends paid to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. As a result, the funds available for distribution to the Company's stockholders (including holders of Common Stock) would be materially reduced.

  PROSPECTIVE PURCHASERS SHOULD REFER TO THE PROSPECTUS FOR A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS ELECTION TO BE TAXED AS A REIT. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

DIVIDENDS AND OTHER DISTRIBUTIONS

  As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons shall also be considered U.S. Stockholders.

  As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Company's Preferred Stock, and then to the Common Stock.

  Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending upon the period of time that the Company held the assets to which such gains were attributable, and upon certain designations, if any, which may be made by the Company, such gains will be taxable to non-corporate U.S. Stockholders at a rate of either 20%, 25% or 28%. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gains dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock for tax purposes by the amount of such distribution (but not below zero). Distributions in excess of a U.S. Stockholder's adjusted basis in his or her shares will be taxable as capital gains (provided that the shares have been held as a capital asset). With respect to non-corporate U.S. Stockholders, amounts described as being treated as capital gains in the preceding sentence will be taxable as long-term capital gains if the shares to which such gains are attributable have been held for more than eighteen months, mid-term capital gains if such shares have been held for more than one year but not more than eighteen months, or short-term capital gains if such shares have been held for one year or less. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

  If the Company elects to retain, rather than distribute as a capital gain dividend, its net long-term capital gains, the Company would pay tax on such retained net long-term capital gains. In addition, for tax years of the Company beginning on or after January 1, 1998, to the extent designated by the Company, a U.S. Stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includible), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its shares of Common Stock by the difference between the amount of such includible gains and the tax deemed to have been paid by it, and (v) in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service ("IRS").

  Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income under certain circumstances.

  Upon any sale, exchange or other disposition of Common Stock, a U.S. Stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received on such sale or other disposition and (ii) the holder's adjusted tax basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and, in the case of a non-corporate U.S. Stockholder, mid-term or long-term rates will apply to gain or loss if such shares have been held for more than one year or eighteen months, respectively, and the rate of tax on such gains may be reduced for tax years beginning after December 31, 2000 in certain circumstances. Notwithstanding the foregoing, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

WITHHOLDING

  The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax; any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or a 401(k) plan, that holds Common Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends from the Common Stock will be subject to tax. In addition, under some circumstances certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding stock, including Common Stock and the Company's Series A Preferred Stock, could be subject to tax on a portion of their Common Stock dividends even if their Common Stock is held for investment and is not acquired with borrowed funds.

TAXATION OF NON-U.S. STOCKHOLDERS

  The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of Common Stock by persons that are not U.S. Stockholders ("Non-U.S. Stockholders"). In general, Non-U.S. Stockholders may be subject to special tax withholding requirements on distributions from the Company and with respect to their sale or other disposition of Common Stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Stockholder's country. A Non-U.S. Stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with the Company in order to claim such treatment. Non-U.S. Stockholders should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of Common Stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, the Company.

                                 UNDERWRITING

  Subject to the terms and conditions contained in a Purchase Agreement (the "Purchase Agreement"), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, 698,752 shares of Common Stock. The Purchase Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, and that the Underwriter will be obligated to purchase all of the shares of Common Stock if any are purchased.

  The Underwriter intends to deposit the shares of Common Stock offered hereby with the Trust, a registered unit investment trust under the Investment Company Act of 1940, as amended, for which the Underwriter acts as sponsor and depositor, in exchange for units of the Trust. The Underwriter is an affiliate of the Trust.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase the Common Stock. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriter creates a short position in the Common Stock in connection with the offering, i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing shares of Common Stock in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  The validity of the Common Stock will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters relating to the offering of the Common Stock will be passed upon for the Company by Latham & Watkins, Los Angeles, California and for the Underwriter by Brown & Wood LLP, Los Angeles, California. Paul C. Pringle is a partner of Brown & Wood LLP and owns 3,000 shares of the Company's Common Stock.

PROSPECTUS
                     HEALTH CARE PROPERTY INVESTORS, INC.

                                  SECURITIES

  Health Care Property Investors, Inc. (the "Company") may offer from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), shares of its preferred stock, par value $1.00 per share (the "Preferred Stock") and shares of its Common Stock, par value $1.00 per share (the "Common Stock"). The Debt Securities, the Preferred Stock and the Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate Offering price of $385,000,000 and will be offered on terms to be determined at the time of the Offering.

  In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement") and/or a related pricing supplement (the "Pricing Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and any other specific term of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

  Securities may be sold directly, through agents from time to time or through underwriters or dealers, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

  The Debt Securities, if issued, will rank on parity with all other unsecured and unsubordinated indebtedness of the Company. See "Description of the Debt Securities."

                               ----------------

  THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND  EXCHANGE COMMISSION OR  ANY STATE  SECURITIES COMMISSION NOR  HAS
       THE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  PASSED UPON
         THE   ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                               ----------------

              The date of this Prospectus is September 19, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a world wide web site at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996, (iii) proxy statement dated March 21, 1997, (iv) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997,
(v) Current Report on Form 8-K dated July 21, 1997, and (vi) the description of the Common Stock contained in the Company's Registration Statement on Form 10, dated May 7, 1985 (File No. 1-8895), including amendments dated May 20, 1985 and May 23, 1985, in each case as filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus and shall be deemed to be a part hereof.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be directed to James G. Reynolds, Executive Vice President and Chief Financial Officer, Health Care Property Investors, Inc., 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024, (310) 473-1990.

                                  THE COMPANY

  Health Care Property Investors, Inc. (the "Company"), a Maryland corporation, was organized in March 1985 to qualify as a real estate investment trust. The Company invests in health care related real estate located throughout the United States, including long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings, physician group practice clinics and psychiatric facilities.

  References herein to the Company include Health Care Property Investors, Inc. and its wholly-owned subsidiaries, unless the context otherwise requires. The Company's principal offices are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024, and its telephone number is (310) 473-1990.

                      RATIO OF EARNINGS TO FIXED CHARGES

  Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                                                          SIX
                                                                         MONTHS
                                               YEAR ENDED DECEMBER 31,   ENDED
                                               ------------------------ JUNE 30,
                                               1992 1993 1994 1995 1996   1997
                                               ---- ---- ---- ---- ---- --------
Ratio of Earnings to Fixed Charges(1)......... 2.77 3.06 3.35 3.67 3.16   3.04

--------
(1) In computing the ratios of earnings to fixed charges: (a) earnings have been based on consolidated income from operations before fixed charges (exclusive of capitalized interest) and (b) fixed charges consist of interest on debt including amounts capitalized and the pro rata share of the partnerships' fixed charges.

                                USE OF PROCEEDS

  Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general corporate purposes, including the repayment of outstanding indebtedness, the acquisition of health care related properties and the construction thereof.

                      DESCRIPTION OF THE DEBT SECURITIES

  The Debt Securities are to be issued under an existing indenture (the "Indenture") dated as of September 1, 1993 between the Company and The Bank of New York, as Trustee (the "Trustee"), which has been filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms and for other information regarding the Debt Securities. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Copies of the Indenture are available for inspection during normal business hours at the principal executive offices of the Company, 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024.

  The following sets forth certain general terms and provisions of the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement (the "Offered Debt Securities"). Further terms of the Offered Debt Securities are set forth in the applicable Prospectus Supplement and/or an applicable Pricing Supplement.

GENERAL

  The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series. All securities issued under the Indenture will rank equally and ratably with all other securities issued under the Indenture.

  The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Debt Securities are not, by their terms, subordinate in right of payment to any other indebtedness of the Company.

  The Prospectus Supplement and any related Pricing Supplement will describe certain terms of the Offered Debt Securities, including (a) the title of the Offered Debt Securities; (b) any limit on the aggregate principal amount of the Offered Debt Securities and their purchase price; (c) the date or dates on which the Offered Debt Securities will mature; (d) the rate or rates per annum (or manner in which interest is to be determined) at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (e) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (f) any mandatory or optional sinking fund or analogous provisions; (g) additional provisions, if any, for the defeasance of the Offered Debt Securities; (h) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (i) whether the Offered Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depositary for such Registered Global Security or Securities; (j) any applicable material United States federal income tax consequences; and (k) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

  Principal of, premium, if any, and interest, if any, on the Debt Securities will be payable at such place or places as are designated by the Company and set forth in the applicable Prospectus Supplement. Interest, if any, on the Debt Securities will be paid, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the person in whose name the Debt Securities are registered at the close of business on the record dates designated in the applicable Prospectus Supplement at the address of the related holder appearing on the register of Debt Securities. The Trustee will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of Debt Securities, subject to any restrictions set forth in the applicable Prospectus Supplement relating to the Debt Securities.

  Unless otherwise provided in the applicable Prospectus Supplement or Pricing Supplement, the Debt Securities will be issued only in fully registered form without coupons, and in denominations of $1,000 or any larger amount that is an integral multiple of $1,000. Debt Securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the Indenture, the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture.

  Debt Securities will bear interest at a fixed rate or a floating rate. The Debt Securities may be issued at a price less than their stated redemption price at maturity, resulting in such Debt Securities being treated as issued with original issue discount for federal income tax purposes ("Original Issue Discount Debt Securities"). Such Original Issue Discount Debt Securities may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Special federal income tax and other considerations applicable to any such discounted Notes will be described in the Prospectus Supplement or Pricing Supplement relating thereto.

  The Indenture provides that all Debt Securities of any one series need not be issued at the same time and that the Company may, from time to time, issue additional Debt Securities of a previously issued series. In addition, the Indenture provides that the Company may issue Debt Securities with terms different from those of any other series of Debt Securities and, within a series of Debt Securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.

CONVERSION RIGHTS

  The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, a holder may not convert any Debt Security, and such Debt Security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the Company's Common Stock.

GLOBAL DEBT SECURITIES

  The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Principal, premium, if any, and interest payments of Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

CERTAIN COVENANTS OF THE COMPANY

 Limitation on Borrowing Money

  The Company covenants in the Indenture that it will not create, assume, incur, or otherwise become liable in respect of, any

    (a) Senior Debt (as defined below) unless the aggregate principal amount of Senior Debt outstanding of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 300% of Capital Base (as defined below), or (ii) 500% of Tangible Net Worth (as defined below); and

    (b) Non-Recourse Debt (as defined below) unless the aggregate principal amount of Senior Debt and Non-Recourse Debt outstanding of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 500% of Capital Base.

  For the purpose of this limitation as to borrowing money, "Senior Debt" shall mean all Debt other than Non-Recourse Debt and Subordinated Debt; "Debt," with respect to any Person, shall mean (i) its indebtedness, secured or unsecured, for borrowed money; (ii) Liabilities secured by any existing lien on property owned by such Person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at the implicit rate if known and at 9% otherwise) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses (i), (ii) and (iii), to the full extent of the liability of the guarantor (discounted to present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements); "Capital Lease" shall mean at any time any lease of Property which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Capital Lease Obligation" shall mean at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at such time be so required to be capitalized on a balance sheet of the lessee; "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible; "Person" shall mean an individual, partnership, joint venture, joint-stock company, association, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof; "Non-Recourse Debt" with respect to any Person, shall mean any Debt secured by, and only by, property on or with respect to which such Debt is incurred where the rights and remedies of the holder of such Debt in the event of default do not extend to assets other than the property constituting security therefor; "Subordinated Debt" shall mean any unsecured Debt of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Debt (to which appropriate reference shall be made in the instruments evidencing such other Debt if not contained therein) to the Debt Securities (and, at the option of the Company, if so provided, to other Debt of the Company, either generally or as specifically designated); "Capital Base" shall mean, at any date, the sum of Tangible Net Worth and Subordinated Debt; "Tangible Net Worth" shall mean, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of the Tangible Assets of the Company at such date, minus the amount of its Liabilities at such date; "Tangible Assets" shall mean all assets of the Company (including assets held subject to Capital Leases and other arrangements pursuant to which title to the Property has been retained by or vested in some other Person for security purposes) except: (i) deferred assets other than prepaid insurance, prepaid taxes and deposits; (ii) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and (iii) unamortized debt discount and expense; and "Liabilities" shall mean any date the items shown as liabilities on the balance sheet of the Company, except any items of deferred income, including capital gains.

 Consolidation, Merger and Sale of Assets

  The Company shall not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to any person unless the Company shall be the continuing corporation, or the successor corporation or person to which such assets are transferred or leased shall be organized under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the Company's obligations on the Debt Securities and under such Indenture, and after giving effect to such transaction no Event of Default shall have occurred and be continuing, and certain other conditions are met.

 Additional Covenants

  Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement and/or Pricing Supplement relating thereto.

EVENTS OF DEFAULT

  The following will be Events of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of such series when due; (b) failure to pay any interest on any Debt Security of such series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment when due in respect of any Debt Security of such series; (d) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee to the Company or by the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series to the Company and the Trustee as provided in the Indenture; (e) certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of the Company; (f) an acceleration of any other indebtedness of the Company, in an aggregate principal amount exceeding $20,000,000, not rescinded or annulled within 10 days after written notice is given as provided in the Indenture; and
(g) the occurrence of any other Event of Default provided with respect to the Debt Securities of that series.

  If an Event of Default with respect to the Outstanding Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Outstanding Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to a series of Debt Securities, give to the holders of the Outstanding Debt Securities of such series notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any Debt Securities of a series, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of Outstanding Debt Securities of such series.

  The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

  The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION, WAIVER AND AMENDMENT

  The Indenture provides that modifications and amendments may be made by the Company and the Trustee to the Indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of, premium, if any, or interest, if any, on any Debt Security; (b) reduce the principal amount of, premium, if any, or interest, if any, on any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Debt Security payable upon acceleration of the Stated Maturity thereof; (d) change the place or currency of payment of the principal of, premium, if any, or interest, if any, on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (f) reduce the percentage in aggregate principal amount of the Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

  The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series will be able, on behalf of all holders of the Debt Securities of that series, to waive compliance by the Company with certain restrictive provisions of the Indenture, or any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal, premium, if any, or interest, if any, or in respect of a provision of the Indenture which cannot be amended or modified without the consent of the holder of each Outstanding Debt Security of the series affected.

SATISFACTION AND DISCHARGE OF INDENTURE

  The Indenture, with respect to any and all series of Debt Securities (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of, premium, if any, or interest, if any, on any Debt Securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, premium, if any, and interest, if any, on all of the Debt Securities of such series or the deposit with the Trustee of an amount of cash sufficient for such payment or redemption, in accordance with the Indenture.

DEFEASANCE

  The Company will be able to terminate certain of its obligations under the Indenture with respect to the Debt Securities of any series on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of, premium, if any, and interest, if any, on the Debt Securities of such series to their maturity or redemption date in accordance with the terms of the Indenture and such Debt Securities.

GOVERNING LAW AND CONSENT TO JURISDICTION

  The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of California.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended.

  The Indenture provides that, in case an Event of Default should occur and be continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Restatement of the Company (the "Charter Documents"), and the Board of Directors' resolution or articles supplementary (the "Articles Supplementary") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

GENERAL

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $1.00 par value per share, and 50,000,000 shares of Preferred Stock, $1.00 par value per share. See "Description of Common Stock."

  Under the Charter Documents, the Board of Directors of the Company is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock of the Company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE CHARTER DOCUMENTS

  See "Description of Common Stock--Transfer Restrictions, Redemption and Business Combination Provisions" for a description of certain provisions of the Charter Documents, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

DIVIDEND RIGHTS

  Holders of shares of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

  Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

  So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCE

  In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

  If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

  A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

  In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

  So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company) ranking junior to the Preferred Stock of such series as to dividends and upon liquidation.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

CONVERSION RIGHTS

  The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

VOTING RIGHTS

  Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

  So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up, or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

RESTRICTIONS ON OWNERSHIP

  For the Company to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

                          DESCRIPTION OF COMMON STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $1.00 per share, and 50,000,000 shares of Preferred Stock, par value $1.00 per share. The following description is qualified in all respects by reference to the Charter Documents of the Company, a copy of which was filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, the Amended and Restated Bylaws of the Company, a copy of which was filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and the Rights Agreement between the Company and Bank of New York (successor to Chemical Trust Company of California), as Rights Agent.

COMMON STOCK

  All shares of Common Stock participate equally in dividends payable to holders of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of Common Stock on liquidation, dissolution, or winding up of the Company, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of Common Stock are, and the Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the Common Stock do not have preference, conversion, exchange or preemptive rights. The Common Stock is listed on the New York Stock Exchange (NYSE
Symbol: HCP).

STOCKHOLDER RIGHTS PLAN

  On July 5, 1990, the Board of Directors of the Company declared a dividend distribution of one right (each, a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on July 30, 1990. When exercisable, each Right entitles the registered holder to purchase from the Company one share of the Company's Common Stock at a price of $47.50 per share, subject to adjustment. Initially, the Rights will be attached to all outstanding shares of Common Stock, and no separate Rights Certificates will be distributed. The Board also authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between July 30, 1990 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all as defined in the Rights Agreement). Each share of Common Stock offered hereby will have upon issuance one Right attached.

  The Rights will become exercisable and will detach from the Common Stock upon the earlier of (i) the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock, or (ii) the tenth day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 30% or more of the Company's Common Stock (the earlier of (i) and (ii) being the "Distribution Date"). If such person or group acquires beneficial ownership of 15% or more of the Company's Common Stock (except pursuant to certain cash tender offers for all outstanding Common Stock approved by the Board of Directors) or if the Company is the surviving corporation in a merger and its Common Stock is not changed or exchanged, each Right will entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the Company's Common Stock having a market value equal to twice the exercise price. Similarly, if after the Rights become exercisable, the Company merges or consolidates with, or sells 50% or more of its assets or earning power to, another person, each Right will then entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

  The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right by the Board of Directors at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's outstanding Common Stock. The Board of Directors may, under certain circumstances, extend the period during which the Rights are redeemable or postpone the Distribution Date. The Rights will expire on July 30, 2000, unless earlier redeemed.

TRANSFER RESTRICTIONS, REDEMPTION AND BUSINESS COMBINATION PROVISIONS

  If the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of more than 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the Board of Directors shall have the power (i) by lot or other means deemed equitable by it to call for the purchase from any stockholder of the Company a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of the Company's capital stock, and (ii) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of the Company. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Board of Directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

  The Charter Documents require that, except in certain circumstances, Business Combinations (as defined below) between the Company and a beneficial holder of 10% or more of the Company's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of the outstanding voting shares of the Company.

  A Business Combination is defined in the Charter Documents as (a) any merger or consolidation of the Company with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of the assets of the Company (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into the Company, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Company, (e) the issuance of any securities (other than by way of pro rata distribution to all stockholders) of the Company to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" shall mean more than 10% of the book value of the total assets of the Company as of the end of its most recent fiscal year ending prior to the time the determination is being made.

  The foregoing provisions of the Charter Documents and certain other matters may not be amended without the affirmative vote of at least 90% of the outstanding voting shares of the Company.

  The Rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem to be in their interests or in which they might receive a substantial premium. The Board of Directors' authority to issue and establish the terms of currently authorized Preferred Stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Description of Preferred Stock." The Rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of Common Stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board of Directors believes that inclusion of the Business Combination provisions in the Charter Documents and the Rights may help assure fair treatment of stockholders and preserve the assets of the Company.

  The foregoing summary of certain provisions of the Rights and the Charter Documents does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and, the Charter Documents and the Rights Agreement, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

  Bank of New York acts as transfer agent and registrar of the Common Stock.

           CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY

  The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

  EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

  General. The Company elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1985. The Company believes that, commencing with its taxable year ended December 31, 1985, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

  These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with this Prospectus and the Company's election to be taxed as a REIT.

  Latham & Watkins rendered an opinion to the Company as of June 18, 1997 to the effect that commencing with the Company's taxable year ended December 31, 1985, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation would enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and was conditioned upon certain representations made by the Company as to factual matters and that Latham & Watkins undertook no obligation to update this opinion subsequent to such date. In addition, this opinion was based upon the factual representations of the Company as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation in any particular taxable year will satisfy such requirements. See "--Failure to Qualify."

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year,
(ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain would be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. As provided in IRS Notice 88-19, the results described above with respect to the recognition of Built-in Gain assume that the Company would make an election under Treasury Regulations that have not yet been promulgated.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) at any time during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust.

  The Company believes it has satisfied conditions (5) and (6). In addition, the Company's Charter Documents provide for restrictions regarding transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirement described in
(6) above. Such transfer restrictions are described in "Transfer Restrictions, Redemption and Business Combination Provisions." There can be no assurance, however, that such transfer restrictions will, in all cases, prevent a violation of the stock ownership provisions described in (6) above. The ownership and transfer restrictions pertaining to a particular class or series of capital stock will be described in the applicable Prospectus Supplement pertaining to such class or series.

  The Company owns interests in various partnerships. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the real estate investment trust for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

  The Company owns and operates a number of properties through subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of the Company. A qualified REIT subsidiary will not be subject to federal income tax and the Company's ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's voting securities or more than 5% of the value of the Company's total assets.

  Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the real estate investment trust, or an owner of 10% or more of the real estate investment trust, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the real estate investment trust generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the real estate investment trust derives no revenue; provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company has represented that it does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  The Company expects to recognize income from the performance of certain management and administrative services relating to the partnerships in which it owns interests. At least a portion of this income will not be qualifying income under the 95% and 75% gross income tests described above. The Company believes that the aggregate amount of this service income (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the gross income tests described above.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a real estate investment trust for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any Built-in Gain Asset during its Recognition Period, the Company would be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

  It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

  Under certain circumstances, the Company may be able to rectify a failure to meet the above distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements set forth above.

TAX RISKS ASSOCIATED WITH THE PARTNERSHIPS

  The Company owns interests in various partnerships. The ownership of an interest in a partnership may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the partnerships were treated as an association taxable as a corporation for federal income tax purposes, the partnership would be treated as a taxable entity. In addition, in such a situation, (i) if the Company owned more than 10% of the outstanding voting securities of such partnership, or the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above and would therefore fail to qualify as a REIT, (ii) distributions from any such partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for the Company to satisfy such test, (iii) the interest in any such partnership held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above, and (iv) the Company would not be able to deduct its share of any losses generated by the partnerships in computing its taxable income. See "--Failure to Qualify" for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the partnerships in which the Company owns an interest will be treated for tax purposes as a partnership (rather than an association taxable as a corporation). No assurance can be given that the IRS will not successfully challenge the status of the partnerships as partnerships.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT would reduce the cash available for distribution by the Company to stockholders and to pay debt service and could have an adverse effect on the market value and marketability of the Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

RECENT TAX LEGISLATION

  On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (H.R. 2014), which will have the effect of modifying certain REIT-related Code provisions for tax years of the Company beginning on or after January 1, 1998. Some of the potentially significant changes contained in this legislation include: (i) the rule disqualifying a REIT for any year in which it fails to comply with certain regulations requiring the REIT to monitor its stock ownership is replaced with an intermediate financial penalty; (ii) the rule disqualifying a REIT in any year that it is "closely held" does not apply if during such year the REIT complied with certain regulations which require the REIT to monitor its stock ownership, and the REIT did not know or have reason to know that it was closely held; (iii) a REIT is permitted to render a de minimis amount of impermissible services to tenants in connection with the management of property and still treat amounts received with respect to such property (other than certain amounts relating to such services) as qualified rent; (iv) the rules regarding attribution to partnerships for purposes of defining qualified rent and independent contractors are modified so that attribution occurs only when a partner owns a 25% or greater interest in the partnership; (v) the 30% gross income test is repealed; (vi) any corporation wholly-owned by a REIT is permitted to be treated as a qualified REIT subsidiary regardless of whether such subsidiary has always been owned by the REIT; (vii) certain rules regarding the taxation of net long-term capital gains received by REITs are modified; (viii) the rules relating to foreclosure property are altered; (ix) the class of excess noncash items for purposes of the REIT distribution requirements is expanded; (x) property that is involuntarily converted is excluded from the prohibited transaction rules;
(xi) the rules regarding the treatment of hedges are modified, and (xii) certain other Code provisions relating to REITs are amended. Some or all of the provisions could affect both the Company's operations and its ability to maintain its REIT status for its taxable years beginning in 1998.

STATE AND LOCAL TAXES

  The Company may be subject to state or local taxes in other jurisdictions such as those in which the Company may be deemed to be engaged in activities or own property or other interests. Such tax treatment of the Company in states having taxing jurisdiction over it may differ from the federal income tax treatment described in this summary.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities being offered hereby directly or through agents, underwriters or dealers, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. The Company may also sell Securities to an agent as principal. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If any underwriters are utilized in the sale of Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  Securities may also be offered and sold, if so indicated in any Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If so indicated in any Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Brown & Wood LLP, Los Angeles, California, will act as counsel for any agents or underwriters. Paul C. Pringle is a partner of Brown & Wood LLP and owns 3,000 shares of the Company's Common Stock.

                                    EXPERTS

  The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-
TION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION
WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIV-ERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR
IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO
SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary.............................................. S-3
The Company................................................................ S-4
Health Care Reform......................................................... S-7
Use of Proceeds............................................................ S-8
Price Range of Common Stock and Dividends.................................. S-8
Certain Federal Income Tax Considerations to Holders of Common Stock....... S-9
Underwriting............................................................... S-12
Legal Matters.............................................................. S-13

                                  PROSPECTUS
                                                                            PAGE
                                                                            ----
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Use of Proceeds............................................................    3
Description of the Debt Securities.........................................    4
Description of Preferred Stock.............................................   10
Description of Common Stock................................................   13
Certain Federal Income Tax Considerations to the Company...................   16
Plan of Distribution.......................................................   22
Legal Matters..............................................................   23
Experts....................................................................   23

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                                698,752 SHARES

                             HEALTH CARE PROPERTY
                                INVESTORS, INC.

                                 COMMON STOCK

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              MERRILL LYNCH & CO.


                                APRIL 23, 1998

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